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EXHIBIT 23.3

[LETTERHEAD OF KPMG LLP]

     Consent of Independent Auditors

The Board of Directors
Chiron Corporation:

    We consent to incorporation by reference in the Registration Statement on Form S-3 of Chiron Corporation of our reports dated January 21, 2000, except as to note 12, which is as of March 23, 2000, relating to the consolidated balance sheets of PathoGenesis Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which reports appear in the December 31, 1999 Annual Report on Form 10-K of PathoGenesis Corporation.

Seattle, Washington
August 17, 2001

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[LETTERHEAD OF KPMG LLP]